SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) is made as of November 30, 2006, between The Allied Defense Group, Inc., formerly known as Allied Research Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services, LLC, a New Jersey limited liability company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of June 6, 2001, as amended by that certain First Amendment To Rights Agreement dated as of June 15, 2006 (collectively the “Original Rights Agreement”);

WHEREAS, Section 26 of the Original Rights Agreement provides, in part, that for so long as the Rights (as defined in the Agreement) are redeemable, the Agreement may be supplemented or amended without the approval of holders of the Rights;

WHEREAS, the Rights are currently redeemable; and

WHEREAS, the Board of Directors of the Company has determined in good faith that the amendments to the Agreement set forth herein are desirable and, pursuant to Section 26 of the Agreement, has duly authorized such amendments to the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1. DEFINITIONS. Except as otherwise set forth in this Amendment, each capitalized term used in this Amendment shall have the meaning for such term set forth in the Original Rights Agreement.

2. DEFINITION OF AGREEMENT. From and after the date hereof, all references in the Original Rights Agreement to the “Agreement” shall mean and refer to the Original Rights Agreement, as modified by this Amendment.

3. DEFINITION OF ACQUIRING PERSON. Section 1(a) of the Original Rights Agreement is hereby amended by deleting all references therein to “20%” and replacing them with “25%.”

4. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute but one original; provided, however, this Amendment shall not be effective unless and until signed by the Company and the Rights Agent.

5. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal laws of Delaware applicable to contracts to be made and performed entirely within Delaware; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

6. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7. EFFECTIVE DATE. This Amendment shall become effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the date first written above.

THE ALLIED DEFENSE GROUP, INC.

By:
John J. Marcello,
President and Chief Executive Officer

MELLON INVESTOR SERVICES, LLC,

as Rights Agent

By: